As filed with the Securities and Exchange Commission on August 2, 2023

Registration No. 333-262131

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-262131

UNDER

THE SECURITIES ACT OF 1933

EMBARK TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3343695
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Alabama Street San Francisco, CA	94110
(Address of Principal Executive Offices)	(Zip Code)

Embark Technology, Inc. 2021 Incentive Award Plan
Embark Technology, Inc. 2021 Employee Stock Purchase Plan
Embark Trucks Inc. 2016 Stock Plan

(Full title of the plan)

Peter Ludwig

President

145 E Dana St., Mountain View, CA 94041 (Name and address of agent for service)

(650) 385-8897(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Embark Technology, Inc., a Delaware corporation (the “Registrant”), which was previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

Registration Statement on Form S-8 (File No. 333-262131), filed with the SEC on January 13, 2022, registering (i) 76,873,776 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), reserved for issuance pursuant to the Embark Technology, Inc. 2021 Incentive Award Plan, (ii) 15,374,754 shares of Class A common stock reserved for issuance pursuant to the Embark Technology, Inc. 2021 Employee Stock Purchase Plan, (iii) 25,403,984 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the Embark Trucks Inc. 2016 Stock Plan, and (iv) 54,338,520 shares of Class A common stock underlying restricted stock units under the Embark Trucks Inc. 2016 Stock Plan.

On August 2, 2023, pursuant to an Agreement and Plan of Merger, dated May 25, 2023, by and among Applied Intuition, Inc. (“Parent”), Azara Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statement and deregistering the remaining shares of Class A common stock (the “Shares”) registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 2, 2023.

EMBARK TECHNOLOGY, INC.

By:	/s/ Peter Ludwig
Name: Peter Ludwig
Title: President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.